Exhibit 23.3

Independent Auditors’ Consent

The Board of Directors

SynX Pharma Inc:

We consent to the incorporation by reference in the registration statement on Form S-8 pertaining to the Epoch Biosciences 2003 Stock Incentive Plan, the Epoch Pharmaceuticals, Inc. Incentive Stock Option, Non-qualified Stock Option and Restricted Stock Purchase Plan – 1991 and the Epoch Pharmaceuticals, Inc. Incentive Stock Option, Non-qualified Stock Option and Restricted Stock Purchase Plan – 1993 of our report dated June 11, 2004, with respect to the consolidated balance sheets of SynX Pahrma Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, deficit and cash flows for each of the years in the two-year period ended December 31, 2003, and our report dated June 11, 2004, “Comments by auditors for U.S. readers on Canada – U.S. reporting differences”, which reports appear in the Form 8-K/A of Nanogen, Inc. dated July 6, 2004 filed with the Securities and Exchange Commission.

/s/ KPMG LLP

Toronto, Canada

December 20, 2004